OPINION AND CONSENT OF BOWLES RICE MCDAVID GRAFF & LOVE LLP

Exhibit 5 and 23.1

[LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE LLP]

August 3, 2012

First Community Bancshares, Inc.

One Community Place

Bluefield, Virginia 24605

Re: Form S-8 Registration Statement

Gentlemen:

This opinion is rendered in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by First Community Bancshares, Inc. (the “Registrant”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 600,000 shares of common stock of Registrant, $1.00 par value (“Common Stock”) issuable in connection with Registrant’s 2012 Omnibus Equity Compensation Plan (the “2012 Plan”), all as set forth in the Registration Statement.

We are of the opinion that if all the conditions set forth in the 2012 Plan are satisfied, the Common Stock, when issued in connection with terms set forth therein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

Very truly yours,

BOWLES RICE McDAVID GRAFF & LOVE LLP

/s/ Bowles Rice McDavid Graff & Love LLP